Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Orgenesis Inc. of our report dated March 9, 2020, except for the effects of discontinued operations and the change in reportable segments discussed in Notes 1 and 3, as to which the date is November 16, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Orgenesis Inc.’s Current Report on Form 8-K dated November 16, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

November 16, 2020